EXHIBIT 99.2

NEWS RELEASE
For more information, contact:
David L. Urban
david.urban@flagstar.com
(248) 312-5970

Flagstar Announces Redemption of TARP Preferred Stock

TROY, Mich., June 29, 2016 - As announced on June 27, 2016, Flagstar Bancorp, Inc. (NYSE: FBC) received written non-objection from The Federal Reserve Bank of Chicago, acting pursuant to the authority delegated by the Board of Governors of the Federal Reserve System, to redeem $267 million of its Fixed Rate Cumulative Perpetual Preferred Stock, Series C (the "TARP Preferred"). Today, Flagstar announced that it has sent the required 30 day redemption notice letters to holders of these securities, informing them of its intention to redeem the TARP Preferred on July 29, 2016. The redemption price for the TARP Preferred will be the stated liquidation preference amount of $1,000 per share, plus accrued and unpaid dividends. The total aggregate redemption price of the shares of the TARP Preferred will be approximately $371 million.

About Flagstar

Flagstar Bancorp, Inc. (NYSE: FBC) is a $13.7 billion savings and loan holding company headquartered in Troy, Mich. Flagstar Bank, FSB, the largest bank headquartered in Michigan, provides commercial, small business, and consumer banking services through 99 branches in the state. It also provides home loans through a wholesale network of brokers and correspondents in all 50 states, as well as through 26 retail locations in 19 states. Flagstar is a leading national originator and servicer of mortgage loans, handling payments and recordkeeping for nearly $70 billion of home loans for over 340,000 borrowers. For more information, please visit flagstar.com.

Forward-Looking Statements

This press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. Forward-looking statements are based on management’s current expectations and assumptions regarding the Company’s business and performance, the economy and other future conditions, and forecasts of future events, circumstances and results. However, they are not guarantees of future performance and are subject to known and unknown risks, uncertainties, contingencies and other factors. Generally, forward-looking statements are not based on historical facts but instead represent our management’s beliefs regarding future events. Such statements may be identified by words such as believe, expect, anticipate, intend, plan, believe, estimate, may increase, may fluctuate, and similar expressions or future or conditional verbs such as will, should, would and could. Such statements are based on management’s current expectations and are subject to risks, uncertainties and changes in circumstances. Actual results and capital and other financial conditions may differ materially from those included in these statements due to a variety of factors, including without limitation those found in periodic Flagstar reports filed with the U.S. Securities and Exchange Commission, which are available on the Company’s website (flagstar.com) and on the Securities and Exchange Commission's website (sec.gov).

Any forward-looking statements made by or on behalf of us speak only as to the date they are made, and we do not undertake to update forward-looking statements to reflect the impact of circumstances or events that arise after the date the forward-looking statements were made, except as required under United States securities laws.